Pricing Supplement No. 5 dated March 25, 1998        Registration Nos. 33-52571
To Prospectus Supplement dated November 25, 1997     and 333-38135
    and Prospectus dated November 21, 1997)          Rule 424(b)(3)

                               BANKBOSTON CORPORATION

                                 MEDIUM-TERM NOTES
                     Due Nine Months or More from Date of Issue

                                -------------------

     Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated November 25, 1997, relating to Floating Rate Notes. This Pricing Supplement relates to $10,000,000.00 aggregate principal amount of Senior Notes that are being purchased, as principal, by Chase Securities Inc. ("Chase") for resale to one or more investors at varying prices determined by Chase. Net proceeds payable by Chase to BankBoston Corporation (the "Corporation") will be 100% of the aggregate principal amount of the Senior Notes, or $10,000,000.00, before deduction of expenses payable by the Corporation.

DTC CUSIP #:  06605 TAD4

Principal Amount:  $10,000,000.00

Issue Date (Settlement Date):  March 27, 1998

Stated Maturity Date:  March 27, 2000

Issue Price:  100% of Principal Amount

Interest Rate(s)
  (Fixed Rate Notes):  N/A

Initial Interest Rate
  (Floating Rate Notes):  5.6875%

Interest Payment Dates:        [ ] June 15 and December 15 of each year.
                               [x] Other:
                               March 27, June 27, September 27 and December 27 of each year, or the next Business Day, commencing June 29, 1998

Record Dates:                  [x] Fifteenth calendar day (whether or not a
                               Business Day) immediately preceding each Interest
                               Payment Date.

Interest Rate Basis            [ ] CMT Rate
  (Floating Rate Notes):       [ ] Commercial Paper Rate
                               [ ] Eleventh District Cost of Funds Rate
                               [ ] Federal Funds Rate
                               [x] LIBOR Telerate
                               [ ] LIBOR Reuters
                               [ ] Prime Rate
                               [ ] Treasury Rate
                               [ ] Other:

Interest Calculation
   (Floating Rate Notes):      [x] Regular Floating Rate Note
                               [ ] Floating Rate/Fixed Rate Note
                                   Fixed Rate Commencement Date:
                                   Fixed Interest Rate:
                               [ ] Inverse Floating Rate Note
                                   Fixed Interest Rate:

Index Maturity
   (Floating Rate Notes):      3 Month LIBOR

Index Currency
(LIBOR Notes):                 U.S. Dollars

Designated LIBOR Page
   (LIBOR Notes):              Telerate 3750

Designated CMT Telerate
Page (CMT Rate Notes):         N/A

Designated CMT Maturity
Index (CMT Rate Notes):        N/A

Prime Rate Notes
   (Floating Rate Notes):      N/A

Spread (Plus or Minus)
   (Floating Rate Notes):      0

Spread Multiplier
   (Floating Rate Notes):      N/A

Interest Rate Formula
   (Floating Rate Notes):      LIBOR

Interest Reset Dates
   (Floating Rate Notes):      Quarterly, same as Interest Payment Dates

Interest Determination Dates
   (Floating Rate Notes):      2 London Business Days prior to Interest Reset
                               Dates

Calculation Agent (if other
   than the Bank)
   (Floating Rate Notes):      N/A

Minimum Interest Rate
   (Floating Rate Notes):      N/A

Maximum Interest Rate
   (Floating Rate Notes):      N/A

Redemption Date(s):            N/A

Initial Redemption Percentage: N/A

Annual Redemption
   Percentage Reduction:       N/A

Holder's Optional
   Repayment Date(s):          N/A

Day Count Convention
   (Floating Rate Notes):      [ ] 30/360 for the period from _____________ to
                                   ________________.

                               [x] Actual/360 for the period from March 27,
                                   1998 to March 27, 2000.

Original Issue
   Discount Note:              [ ] Yes
                               [x] No

Total Amount of OID:           N/A

Yield to Maturity:             N/A

Interest Accrual Period:       N/A

Default Rate:                  N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.